Exhibit 99.1

For Immediate Release

Contact:

William W. Ranson

Senior Vice President and CFO

804-273-1160

wranson@1capitalbank.com

First Capital Bancorp, Inc.

Reports Results for the Fourth Quarter of 2008

February 9, 2009, Glen Allen, Virginia. First Capital Bancorp, Inc. (the “Company”) (Nasdaq symbol: FCVA), the bank holding company for First Capital Bank (the “Bank”), today reported results for the fourth quarter and year end December 31, 2008.

First Capital Bancorp, Inc. announced today, earnings for the year ended December 31, 2008 totaled $170 thousand or $.06 per share compared to $1.7 million or $.71 per diluted share for the same period in 2007. Due primarily to a significant increase in the allowance for loan losses, the Company reported a net loss of $168 thousand or $.06 per diluted share for the three months ending December 31, 2008, compared to net income of $529 thousand for the same period in 2007.

The continued deterioration in the local real estate market took an increasing toll on our real estate loan portfolio, resulting in higher, but manageable, levels of nonperforming assets resulting in increasing provision for loan losses. Residential acquisition and development lending and builder/construction lending have been significantly scaled back as housing activity across our markets has declined. Management will continue to monitor delinquencies, risk rating changes, charge-offs, market trends and other indicators of risk in the Company’s portfolio, particularly those tied to residential real estate, and adjust the allowance for loan losses accordingly.

Nonperforming assets, consisting of nonaccrual loans of $4.4 million and other real estate owned of $2.2 million, represent 1.5% of assets as of December 31, 2008 compared to .1% at December 31, 2007. There were no loans 90 days past due and still accruing.

First Capital Bancorp, Inc. Managing Director and CEO John Presley stated, “While year to date net loans charged-off totaled $353 thousand or .09% of the loan portfolio, we continue to be concerned with the state of the local economy and the pressures it puts on our customer base.”

As a result, the Company significantly increased its provision for loan losses by $883 thousand for the three months ended December 31, 2008 compared to $238 thousand for the same period in 2007. The provision for loan losses totals $2.9 million for the year ended December 31, 2008 compared to $676 thousand for the same period last year. The allowance for loan losses increased to 1.36 % of total loans as of December 31, 2008 as compared to .85% at the end of the same period last year.

First Capital Bancorp, Inc. President Bob Watts noted, “The Bank continues to experience sound growth and attract valued core business. In addition, we are encouraged by early signs, through January 2009, leading us to believe we will have continued improvement in the net interest margin.”

Total assets at December 31, 2008 were $431.7 million, up $79.9 million, or 22.7%, from total assets at December 31, 2007. Total loans increased $73.3 million to $367.4 million, up 24.9% from the same period in 2007. Deposits grew at a greater level than loans with an increase of $79.2 million to $334.3 million, up 31.0% from the same period in 2007. Total other borrowings were $59.3 million, up 1.3% from $58.5 million at December 31, 2007. The Company’s capital position remains strong as the Company exceeded all regulatory capital requirements to be well capitalized with a Total Risk-based Capital ratio of 12.35% and Tier 1 Risk-based Capital ratio of 10.57%. Regulatory guidelines defined “well capitalized” as Total Risk-based Capital ratio of 10.0% and Tier 1 Risk-based Capital ratio of 6.00%.

Net interest income increased 12.8% to $11.0 million for the year ended December 31, 2008 from $9.8 million for the same period in 2007. This increase in net interest income is attributable to the 24.9% growth of the loan portfolio, offset by the effects of drastic reductions in the prime lending rate. The Federal Reserve Bank dropped the federal funds target rate and the associated prime rate of interest 400 basis points from December 31, 2007 to December 31, 2008. At December 31, 2008, approximately 36.0% of the Bank’s loan portfolio is tied to this key rate. Although the vast majority of our time deposits are set to reprice in the next six to twelve months and will continue to lower funding costs, this rapid reduction in rates put pressure on our net interest margin during the year. The net interest margin for the fourth quarter of 2008 was 2.60%, a decline from 3.69% for the fourth quarter of 2007. For the year ended December 31, 2008, the net interest margin was 2.90% down from 3.54% for the year ended December 31, 2007.

Noninterest expense increased $127 thousand or 6.1% for the three months ended December 31, 2008 as compared to the same period in 2007 and $1.3 million or 17.9% for the year ended December 31, 2008. The largest increases in noninterest expense occurred in salaries and employee benefits of $17 thousand for the three months ended December 31, 2008 and $458 thousand for the year ended December 31, 2008 as compared to the comparable periods in 2007. However, salaries and employee benefits represent 49.9% of total noninterest expenses, down from 52.5% for the year ended December 31, 2007.

The Company currently operates seven branches in WestMark, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, in the Forest Office Park in Henrico County, at the James Center in downtown, Richmond, and our newest branch in Bon Air, Chesterfield County. The Company will relocate our Forest Office Park branch to a free standing location at 7100 Three Chopt Road in the City of Richmond on February 27, 2009.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Where People Matter.

First Capital Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share amounts)

Balance Sheet Data:

	As of December 31,
	2008	2007	% Change
Total assets	$431,706	$351,867	22.7%
Loans, net	367,440	294,234	24.9%
Deposits	334,300	255,108	31.0%
Borrowings	59,308	58,519	1.3%
Stockholders’ equity	35,420	34,859	1.6%
Book value per share	$11.92	$11.73	1.6%
Total shares outstanding	2,971,171	2,971,171

Asset Quality Ratios
Allowance for loan losses to loans	1.36%	0.85%
Nonperforming assets to assets	1.52%	0.01%

Selected Operating Data:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Interest income	$6,048	$5,752	$24,045	$20,356
Interest expense	3,372	2,886	12,996	10,563

Net interest income	2,676	2,866	11,049	9,793
Provision for loan losses	883	238	2,925	676
Noninterest income	190	278	744	809
Noninterest expense	2,227	2,100	8,560	7,259

Income before income tax	(244)	806	308	2,667
Income tax expense	(76)	277	138	925

Net (loss)income	$(168)	$529	$170	$1,742

Income per share
Basic	$(0.06)	$0.18	$0.06	$0.72

Diluted	$(0.06)	$0.18	$0.06	$0.71

Selected Performance Ratios:
Return on average assets	-0.16%	0.66%	0.04%	0.61%
Return on average equity	-1.94%	6.10%	0.49%	8.38%
Net interest margin	2.60%	3.69%	2.90%	3.54%
Efficiency	77.7%	66.8%	72.6%	63.8%
Equity to assets	8.20%	9.91%	8.20%	9.91%

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